Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-200149) and related Prospectus of Wintrust Financial Corporation (the “Company”) and Proxy Statement of Delavan Bancshares, Inc. for the registration of 525,000 shares of the common stock of the Company and to the incorporation by reference therein of our reports dated February 28, 2014, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

November 25, 2014